EXHIBIT 9.5



                                 CRIIMI MAE INC.

                        INCENTIVE STOCK OPTION AGREEMENT

                          [Form for Executive Officers]


     THIS AGREEMENT, made as of the      day of                 , 20    (the
                                    ---         --------------      ---
"Grant Date"), between CRIIMI MAE Inc., a Maryland corporation (the "Company"),
and                                  (the "Optionee").
    --------------------------------

     WHEREAS, the Company has adopted the CRIIMI MAE Inc. 2001 Stock Incentive Plan as amended from time to time (the "Plan") in order to provide additional incentive to certain employees, officers, consultants and directors of the Company and its Subsidiaries, Affiliates and Divisions; and

     WHEREAS, the Committee responsible for administration of the Plan has determined to grant an option to the Optionee as provided herein;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Grant of Option.

                1.1 The Company hereby grants to the Optionee the right and
option (the "Option") to purchase all or any part of an aggregate of      whole
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Shares subject to, and in accordance with, the terms and conditions set forth in this Agreement.

                1.2 The Option is intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code and shall be so construed; provided, however, that nothing in this Agreement shall be interpreted as a representation, guarantee or undertaking on the part of the Company that the Option is or will be determined to be an Incentive Stock Option within the meaning of Section 422 of the Code. As noted in the Plan, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which this Option plus all other Incentive Stock Options Optionee holds that are exercisable for the first time by Optionee during any calendar year (under all plans of the Company and its Subsidiaries) exceeds one hundred thousand dollars ($100,000), all or a portion of this Option or any other Incentive Stock Options held by Participant that exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options.

                1.3 The Option will be taxed as if it were a Nonqualified Stock Option rather than an Incentive Stock Option if it is not exercised within the following periods (if earlier than the end of the Exercise Term (as defined below)):

                  (a) one day less than three months after the date of severance of Optionee's employment with the Company and all Parent or Subsidiary corporations for any reason other than death or Disability; or

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                  (b) on the last day within the one year period commencing on the date of the Optionee's severance of employment with the Company and all Parent or Subsidiary corporations because of death or Disability.

                1.4 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

     2. Purchase Price.

                  The price at which the Optionee shall be entitled to purchase
Shares upon the exercise of the Option shall be $     per Share. This price is
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not less than 100% of the Fair Market Value of a Share on the Grant Date of this
Option (110% in the event this Option is granted to a Ten-Percent Stockholder).

     3. Duration of Option.

                  The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the "Exercise Term"); provided, however, that the Option may be earlier terminated as provided in Section 6 hereof.

     4. Exercisability of Option.

                  Unless otherwise provided in this Agreement or the Plan, the Option shall entitle the Optionee to purchase, in whole at any time or in part from time to time, the number of Shares per the vesting schedule outlined on the Grant Detail Report attached hereto and made a part of this Agreement. Each such right of purchase shall be cumulative and shall continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Exercise Term. No fractional shares shall be issued. Any fractional number of Shares resulting from the application of the foregoing percentages shall be rounded initially to the next higher whole number of Shares and then to the next lower whole number of Shares as necessary to ensure that the total number of Shares covered by the Option are not exceeded.

     5. Manner of Exercise and Payment.

                5.1 Subject to the terms and conditions of this Agreement and the Plan (including without limitation, any alternative method of exercise and payment), the Option may be exercised by delivery in person, by telecopy or by mail of written notice to the Company, at its principal executive office. Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option. If requested by the Committee, such person or persons shall (i) deliver this Agreement to the Secretary of the Company who shall endorse thereon a notation of such exercise and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.

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                5.2   The notice of exercise described in Section 5.1 hereof
shall be accompanied by the full purchase price for the Shares in respect of which the Option is being exercised in any of the following forms: (i) cash,
(ii) the transfer of Shares to the Company having a Fair Market Value on the day preceding the date of exercise equal to the cash amount for which such Shares are substituted and having been held by the Optionee for at least six
(6) months, (iii) a combination of cash and the transfer of Shares, or (iv) a cashless exercise through a registered broker-dealer pursuant to procedures which are deemed acceptable by the Committee.

                5.3 Upon receipt of notice of exercise and full payment for the Shares in respect of which the Option is being exercised, the Company shall, subject to Section 5 of the Plan, take such action as may be necessary to effect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

                5.4 The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares.

     6. Termination of Employment.

                6.1 Termination by Death. If the employment of the Optionee is terminated by death, any unvested portion of the Option shall immediately vest and the Option shall be fully exercisable by the Optionee's personal representative(s) until the earlier of (i) the end of one (1) year from the date of death, or (ii) the end of the Exercise Term, and such person or persons shall be substituted for the Optionee each time the Optionee is referred to herein.

                6.2 Termination for Cause or Resignation. If the employment of the Optionee is terminated for Cause or due to Optionee's resignation, the Option shall terminate immediately and cease to be exercisable.

                6.3 Termination without Cause or for Disability. If the Optionee's employment is terminated without Cause or for Disability, the Option shall continue vesting in accordance with Section 4 hereof for a period of one
(1) year following the date of such termination of employment and shall remain exercisable (to the extent it is exercisable at any time) until the earlier of
(i) the end of one (1) year from the date of termination, or (ii) the end of the Exercise Term.

     7. Effect of Change in Control.

                  Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control, the Option shall become fully exercisable immediately prior to

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such Change in Control or such  earlier time prior to the Change in Control as the Committee, in its sole discretion, may determine. In addition, to the extent determined by the Committee in its sole discretion or to the extent set forth in the agreement evidencing the transaction resulting in the Change in Control, the Option shall be cancelled and the Optionee shall be entitled to receive a cash payment in an amount equal to the excess, if any, of (i) the Fair Market Value of the remaining Shares subject to the Option on the date of the Change in Control, over (ii) the aggregate exercise price for such Shares under the Option.

     8. Nontransferability.

                  The Option shall not be transferable other than by will or by the laws of descent and distribution. The Option shall be exercisable only by the Optionee or the Optionee's guardian or legal representative during the lifetime of the Optionee.

     9. No Right to Continued Employment.

                  Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Optionee's employment at any time.

     10. Adjustments.

                  In the event of a Change in Capitalization, the Committee may make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Option and the purchase price for such Shares or other stock or securities. The Committee's adjustment shall be made in accordance with the provisions of Section 10 of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

     11. Effect of a Merger, Consolidation or Liquidation.

                  Subject to Section 7 hereof, upon the effective date of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), the Option shall continue in effect in accordance with its terms and the Optionee shall be entitled to receive in respect of all Shares subject to the Option, upon exercise of the Option, the same number and kind of stock, securities, cash, property or other consideration that each holder of Shares was entitled to receive in the Transaction.

     12. Withholding of Taxes.

                12.1 The Company shall have the right to deduct from any distribution of cash to the Optionee an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the "Withholding Taxes") with respect to the Option. If the Optionee is entitled to receive Shares upon exercise of the Option, the Optionee shall pay the Withholding Taxes to the Company in cash prior to the issuance of such Shares. Subject to Section 16(b) of the Exchange Act (if applicable), in satisfaction of the Withholding Taxes, the

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Optionee may make a written  election (the "Tax Election") to have withheld a portion of the Shares issuable to him or her upon exercise of the Option, having an aggregate Fair Market Value, on the date preceding the date of such issuance, equal to the Withholding Taxes.

                12.2   If the Optionee disposes, in a manner contemplated in
Section 424(c) of the Code and regulations promulgated thereunder, of any Shares issued to the Optionee pursuant to the exercise of the Option within the two-year period following the Grant Date or within the one-year period following the date such Shares were transferred to the Optionee, the Optionee must, within ten (10) days of such disposition, provide the Company with written notice of each such disposition.

     13. Optionee Bound by the Plan.

                  The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

     14. Modification of Option.

                  The Option may be modified provided, however, that such modification shall not adversely alter or impair any rights or obligations under the Option without the consent of the Optionee.

     15. Severability.

                  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

     16. Governing Law.

                  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof.

     17. Successors in Interest.

                  This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee's legal representatives. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee's heirs, executors, administrators and successors.

     18. Resolution of Disputes.

                  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be

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determined by the Committee.  Any  determination  made  hereunder  shall be final, binding and conclusive on the Optionee and Company for all purposes.



                                      CRIIMI MAE INC.



                                      By:
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                                         --------------------------------------
                                         Name of Optionee: